Exhibit 10.2

Director Service AGREEMENT

This Director Service Agreement (this “Agreement”), between Lithia Motors, Inc., an Oregon corporation (“Lithia”), and Sidney B. DeBoer (“Director”), is effective January 1, 2016 (the “Effective Date”).

Recitals

A.	Director’s service as an executive officer of Lithia terminates effective December 31, 2015.

B.	Lithia and Director desire to document the compensation Director is entitled to receive while serving as a member of the board of directors of Lithia (the “Board”).

Agreement

The parties agree as follows.

1.     Title. While serving as a member of the Board, Director shall have the titles “Chairman of the Board” and “Executive Chairman.”

2.     Board Fee. Commencing January 1, 2016, Lithia shall pay Director in cash a prorated portion of $210,000 (the cash equivalent of the annual amount currently paid to independent directors) until the Board changes the compensation payable to independent members of the Board. Thereafter, for so long as Director serves as a member of the Board, Lithia shall pay Director the same compensation, in the same form (cash or equity), as Lithia pays to independent directors as the Board determines from time to time.

3.     Service as a Director. This Agreement does not require that any directors nominate Director for re-election to the Board or guarantee Director a position on the Board.

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The parties have signed this Agreement effective on the day and year first above written.

DIRECTOR

Sidney B. DeBoer

LITHIA MOTORS, INC.

By:
Chris Holzshu, Chief Financial Officer

By:
William Young, Chair, Compensation Committee